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                                                                    Exhibit 12.1

                     Sovereign Real Estate Investment Trust
                       Ratio of Earnings to Fixed Charges
                             and Preferred Dividends



                              Three Months
                                 ended            Years ended December 31,
                                March 31,  -------------------------------------
                                   2002      2001      2000      1999    1998(1)
                                 -------   -------   -------   -------   -------
FIXED CHARGES AND
  PREFERRED DIVIDENDS:
Total Fixed Charges                   --        --        --        --        --
Preferred Dividends               16,656   109,675    43,193        80        --
                                 -------   -------   -------   -------   -------

Total Fixed Charges and
  Preferred Dividends             16,656   109,675    43,193        80      --

EARNINGS:
Net Income                        28,831   181,514   182,337   165,646   190,366
Total Fixed Charges                   --        --        --        --        --
                                 -------   -------   -------   -------   -------

Total Earning and Fixed
  Charges                         28,831   181,514   182,337   165,646   190,366

RATIO OF EARNINGS TO
  FIXED CHARGES AND
  PREFERRED DIVIDENDS               1.73      1.68      4.22   2,070.58      N/A




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(1) No shares of preferred interests were outstanding during the period ended
    December 31, 1998.